Exhibit 99.3

Contact:	Brett S. Perryman
Laura O’Brien
Affiliated Managers Group, Inc.
(617) 747-3300
pr@amg.com

Janet M. Owens
Gannett Welsh & Kotler, LLC
(617) 236-8900
jowens@gwkinc.com

AMG to Make Investment in Gannett Welsh & Kotler

BOSTON, July 23, 2008 – Affiliated Managers Group, Inc. (NYSE: AMG), a diversified asset management company, and Gannett Welsh & Kotler, LLC (“GW&K”), an investment management unit of The Bank of New York Mellon (NYSE: BK), have reached a definitive agreement for AMG and the management team of GW&K to acquire the asset management business of GW&K.

Founded in 1974, GW&K is a Boston-based manager of municipal bond, taxable bond and equity investments.  The firm manages more than $7 billion in three principal investment strategies: intermediate duration municipal bonds; multi-cap and small-cap equities; and core taxable fixed income investments.  GW&K offers highly personalized investment services to its clients, with a longstanding focus on rigorous research and disciplined decision-making to meet the individual needs of each client.  In addition to separately managed accounts, GW&K manages two mutual funds for retail investors who wish to benefit from the firm’s depth of research and investment expertise.

“We are very pleased to announce our partnership with GW&K and its outstanding management team,” said Sean M. Healey, AMG’s President and Chief Executive Officer.  “We have been very impressed with GW&K’s demonstrated focus on understanding and serving its clients’ individual needs, as well as its long history of successfully managing fixed income and equity investment strategies that balance long-term growth of capital with prudent risk management.  We look forward to working with the team at GW&K, particularly in the area of distribution, where our Managers platform provides an excellent opportunity to broaden the firm’s intermediary-driven distribution capabilities.”

“Our partnership with AMG enables us to hold a direct equity participation in the growth of our business and to have the autonomy to maintain our unique investment culture,” said Harold G. Kotler, Chief Executive Officer of GW&K.  “At the same time, we are able to benefit from scale advantages in areas such as compliance, operations and distribution, which ensures that we can remain focused on delivering highly personalized investment management services while continuing to grow our firm.”

(more)

As part of the transaction, AMG is purchasing the entire ownership interest of The Bank of New York Mellon.  A broad group of GW&K professionals will hold an equity interest in the firm and have entered into long-term employment agreements with the firm and AMG.  The terms of the transaction, which is expected to close upon receipt of customary approvals, were not disclosed.

About Affiliated Managers Group

Affiliated Managers Group is a diversified asset management company with approximately $254 billion in assets at June 30, 2008 (pro forma for pending investments).  AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. Through AMG’s innovative partnership approach, individual members of each Affiliate’s management team retain or receive significant direct equity ownership in their firm while maintaining operating autonomy. AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. For more information, please visit the Company’s Web site at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2007.

# # #